EXHIBIT 16.1

DaszkalBolton LLP

CERTIFIED PUBLIC ACCOUNTANTS

June 26, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Eluxuryhouse, Inc..
FILE REF. NO.333-140717

We have read the statements made by Eluxuryhouse, Inc. which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K, as part of the Company's Current Report on Form 8-K dated June 26, 2007. We agree with the statements concerning our Firm in such Current Report on Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/ s/ Daszkal Bolton, LLP

DASZKAL BOLTON LLP

Certified Public Accountants